SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Microlog Corporation
     -----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined)

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------


[ ]  Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          February 28, 2000
          ----------------------------------------------------------------------

                              MICROLOG CORPORATION

                              20270 Goldenrod Lane
                            Germantown, MD 20876-4070
                                 (301) 428-9100

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 30, 2000

To our Shareholders:

     The 2000 annual meeting of shareholders of Microlog Corporation will be held on March 30, 2000, at 10:00 a.m., local time, at Microlog's corporate headquarters, located at 20270 Goldenrod Lane, Germantown, Maryland 20876, for the following purposes:

     (1) to consider and vote upon a proposal to elect three directors of Microlog; and

     (2) to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

     All holders of record of shares of Microlog Corporation common stock at the close of business on February 3, 2000, the record date, will be entitled to vote at the annual meeting or any postponements or adjournments of the meeting.

     If there are not sufficient votes to approve a proposal at the time of the annual meeting, Microlog may adjourn the annual meeting in order to permit further solicitation of proxies.

                                             By Order of the Board of Directors,

                                             /s/ John C. Mears
                                             -----------------------------------
                                             John C. Mears
                                             Chief Operating Officer

Germantown, Maryland
February 28, 2000

PLEASE FILL OUT, DATE, AND SIGN THE ENCLOSED PROXY FORM AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY AT THE MEETING.

                              MICROLOG CORPORATION

                              20270 GOLDENROD LANE
                            GERMANTOWN, MD 20876-4070
                                 (301) 428-9100

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Microlog Corporation, a Virginia corporation, for use at Microlog's 2000 annual meeting of shareholders to be held on March 30, 2000 at 10:00 a.m., local time, at Microlog's corporate headquarters, located at 20270 Goldenrod Lane, Germantown, Maryland 20876, and at any adjournments or postponements thereof. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

     Microlog will pay the cost of proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of Microlog and its subsidiaries may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Microlog may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. Microlog will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

     The proxy statement and the enclosed proxy are first being mailed to Microlog's shareholders on or about February 29, 2000.

VOTING AND REVOCABILITY OF PROXIES

     A proxy for use at the annual meeting and a return envelope are enclosed. Shares of Microlog's common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted "FOR" approval of each proposal considered at the annual meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters which are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

     A shareholder who has given a proxy may revoke it at any time before its exercise at the annual meeting by (1) giving written notice of revocation to the Corporate Secretary of Microlog, (2) properly submitting to Microlog a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a shareholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Microlog Corporation, 20270 Goldenrod Lane, Germantown, MD 20876-4070, Attention: Corporate Secretary.

VOTING PROCEDURE

     All holders of record of the common stock at the close of business on February 3, 2000 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of February 3, 2000, there were 6,990,635 shares of common stock outstanding.

     The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

     Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Except as otherwise provided, votes generally may be cast for, against or as abstentions. Broker-dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules, typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters and, assuming the presence of a quorum, will not affect whether the proposal for election of directors is approved at the annual meeting.

     The election of the board of directors' nominees for director will require the affirmative vote of a plurality of the shares entitled to vote thereon and who vote in person or by proxy at the annual meeting. In order to approve the transaction of any other business as may properly come before the annual meeting, or any adjournments or postponements thereof, the votes cast at the annual meeting approving the action must exceed the votes cast opposing the action. Abstentions and broker non-votes will not be counted as either approving or opposing the action.

     Microlog is required to file an annual report on Form 10-K for the fiscal year ended October 31, 1999 with the SEC. Shareholders can obtain, free of charge, a copy of the annual report by writing to Microlog Corporation, 20270 Goldenrod Lane, Germantown, MD 20876-4070, Attention: Corporate Secretary.

                               SECURITY OWNERSHIP

     The information presented below regarding beneficial ownership of the common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

     As of January 14, 2000, there were 6,989,113 shares of common stock outstanding.

PRINCIPAL SHAREHOLDERS

     The following table presents, as of January 14, 2000, information based upon Microlog's records and filings with the SEC regarding each person known to Microlog to be the beneficial owner of more than 5% of the common stock.

                                                                       AMOUNT AND
                                                                        NATURE OF
                           NAME AND ADDRESS OF                         BENEFICIAL         PERCENT OF
                             BENEFICIAL OWNER                           OWNERSHIP            CLASS
                           -------------------                         ----------         ----------
         TFX Equities, Inc (1).                                          2,666,667            38.2%
           630 West Germantown Pike
           Plymouth Meeting, PA.  19462

         Hathaway & Associates, Ltd. (2)                                   373,000             5.3%
           119 Rowayton Ave.
           Rowayton, CT 06853

     ----------
     (1) Based upon information provided to Microlog by TFX Equities, Inc. TFX Equities has sole dispositive power and sole voting power with respect to all of the shares shown.

     (2)  Based  upon  a  Schedule  13G  dated  January  10,  1995.  Hathaway  &
          Associates, Ltd. reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     The following table presents, as of January 14, 2000, information regarding the beneficial ownership of the common stock by each director and nominee for director, each executive officer of Microlog named in the summary compensation table under the "Executive Compensation" section of this proxy statement, and all directors and executive officers of Microlog as a group. The information is based upon information provided by such persons to Microlog. Unless otherwise indicated, the persons shown in the table are believed to have sole voting and investment power with respect to the entire number of shares reported.

NAME OF                                              AMOUNT AND NATURE OF                      PERCENTAGE OF
BENEFICIAL OWNER (1)                                 BENEFICIAL OWNERSHIP                      OWNERSHIP (2)
--------------------                                 ----------------------                    -------------
Steven R. Delmar                                              119,300 (3)                              1.7%

Randall P. Gaboriault                                               0                                  *

David M. Gische                                                54,500 (4)                              *

Robert E. Gray, Jr.                                            42,020 (5)                              *

Deborah M. Grove                                               64,711 (6)                              *

David B. Levi                                                  65,500 (7)                              *

Joe J. Lynn                                                   310,000                                  4.4%

John C. Mears                                                  63,000 (8)                              *

John J. Sickler                                                     0                                  *

Stephen D. Smith                                                    0                                  *

All officers and directors as a group (10 persons)            719,031(9)                              10.00%

----------
*    Less than 1% of the shares outstanding.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the Rule if such person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares.

(2) The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Except as noted, all persons listed above have sole voting and investment power with respect to their shares.

(3) Includes 66,000 shares that may be acquired by Mr. Delmar within 60 days of the record date upon the exercise of stock options and approximately 24,300 shares in the Microlog Corporation 401(k) Retirement Savings Plan, referred to as the 401(k) Plan.

(4) Includes 41,500 shares that may be acquired within 60 days of the record date upon the exercise of stock options. Includes 3,000 shares held by Mr. Gische's spouse. Mr. Gische disclaims beneficial ownership of such shares.

(5) Includes 31,500 shares that may be acquired within 60 days of the record date upon the exercise of stock options that have been granted. Includes 6,500 shares held by Mr. Gray's spouse. Mr. Gray disclaims beneficial ownership of such shares.

(6) Includes 32,000 shares that may be acquired by Ms. Grove within 60 days of the record date upon the exercise of stock options.

(7) Includes 65,500 shares that may be acquired by Mr. Levi within 60 days after the record date upon the exercise of stock options.

(8) Includes 35,000 shares that may be acquired by Mr. Mears within 60 days of the record date upon the exercise of stock options and approximately 28,000 shares in the 401(k) Plan.

(9) Includes 271,500 shares that may be acquired within 60 days of the record date upon the exercise of stock options.

                              ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

NOMINEES FOR ELECTION AS DIRECTORS

     Microlog's by-laws provide that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The board of directors currently consists of eight directors, with two classes having three directors and one class having two directors. The term of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in the year 2001 and at the annual meeting of shareholders in the year 2002, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire. Any director appointed to fill any vacancy occurring on the board of directors, including any vacancy created by an increase in the number of directors, shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred.

     Steven R. Delmar, Robert E. Gray, Jr., and John C. Mears have been nominated for election to the class with a three-year term which will expire at the annual meeting of shareholders in the year 2003. Each of the nominees are currently serving as directors and have indicated a willingness to continue serving if elected.

     Stephen D. Smith, a director of Microlog since June 1999, resigned as a director and as President and Chief Executive Officer effective February 16, 2000. Upon his resignation as a director, the board of directors increased the size of the board from seven directors to eight directors and elected Messrs. Delmar and Mears to fill the vacancy created by Mr. Smith's resignation and the new board seat.

     Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF MICROLOG VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

     Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

                   NOMINEES FOR ELECTION FOR THREE-YEAR TERMS

NAME                                   AGE          DIRECTOR SINCE
----                                   ---          --------------

Steven R. Delmar                        44                2000
Robert E. Gray, Jr.                     58                1977
John C. Mears                           46                2000

     STEVEN R. DELMAR became Co-Managing Director, Sales and Marketing effective February 16, 2000. Prior to that time, Mr. Delmar had been Executive Vice President of Microlog since October 1989 and Chief Financial Officer of Microlog since July 1992. Mr. Delmar was President of Microlog Corporation of Maryland, a wholly-owned subsidiary of the Company, from May 1991 to July 1992. He was Microlog's Chief Financial Officer from January 1987 to May 1991. He served as Chief Operating Officer of Microlog from May 1991 until July 1992, when, following the hiring of Mr. Richard Thompson as President and Chief Operating Officer, Mr. Delmar resumed his position as Chief Financial Officer. He also was Vice President of the Company from January 1987 to October 1989. Since 1979, Mr. Delmar has held various offices with the Company and its subsidiaries, including Assistant Comptroller, Comptroller, General Manager and Vice President. A certified public accountant, Mr. Delmar held accounting positions with Bechtel Power Corporation, a commercial construction firm, and the Veterans Administration prior to his employment with Microlog.

     ROBERT E. GRAY, JR. is currently Executive Vice President of Prosperity Bank and Trust, in Springfield, Virginia. Mr. Gray was appointed to Prosperity Bank and Trust's Board of Directors in December 1997. He was employed by Hallmark Bank & Trust Co. from 1985 to 1992 - as Director and Executive Vice President from 1989 to 1992, and prior thereto as Senior Vice President and Chief Lending Officer. From 1992 to 1993, he served as Senior Vice President of Suburban Bank of Virginia, NA in McLean, Virginia.

     JOHN C. MEARS became Managing Director, Chief Operating Officer upon Stephen Smith's resignation effective February 16, 2000. Mr. Mears was the Executive Vice President Operations beginning in December 1999, and was the Senior Vice President Product Development for Microlog from August 1996 until December 1999. Mr. Mears was with International Business Machines (IBM) from 1990 to 1996 in key management positions associated with their IVR, CTI, and Network product departments. From 1978 to 1990 he held various technical, business development, and management positions in multiple divisions of IBM. Mr. Mears holds both a bachelor's and master's degree in electrical engineering from the University of Florida.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

NAME                                   AGE          DIRECTOR SINCE
----                                   ---          --------------

David M. Gische                         50                    1985
David B. Levi                           67                    1997

     DAVID M. GISCHE, an attorney, has been associated with the law firm of Ross, Dixon & Bell in Washington, D.C. since November 1983. From September 1978 until November 1983, Mr. Gische was associated with the Washington, D.C. law firm of Hogan & Hartson LLP, counsel to Microlog.

     DAVID B. LEVI served as President and Chief Executive Officer of Microlog on an interim basis between March and June of 1999. From November 1998 through March 1999, Mr. Levi also has served as a consultant to Microlog. Mr. Levi served as President of Natural MicroSystems Corporation, a provider of hardware and software for developers of high-value telecommunications solutions, from June 1991 to April 1995. In November 1995, Mr. Levi became President of Voice Processing Corp. (VPC) and Mr. Levi served as Chief Operating Officer of VCS until his retirement in October 1997. Prior to 1991, Mr. Levi held Chief Executive Officer and Chief Operating Officer positions at Raytheon Data Systems (a division of Raytheon Corp.), Centronics Data Computer Corp., and Raster Technologies, Inc., and consulted to regional Bell operating companies.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2002

NAME                                   AGE          DIRECTOR SINCE
----                                   ---          --------------

Randall P. Gaboriault                   30                    1999
Joe J. Lynn                             68                    1969
John J. Sickler                         57                    1999

     RANDALL P. GABORIAULT is the Director of Information Technology for Teleflex Incorporated; he has held the post since early 1998. His position at Teleflex concentrates on leading the strategic and tactical use of technology on a global basis in conjunction with the business market strategy. This includes information systems, e-commerce and the Internet. Additionally, Mr. Gaboriault is a member of the Teleflex corporate management team working with the M&A group and participating in the development of business strategy. Mr. Gaboriault graduated from Temple University and served as a member of the Board of Trustees. Prior to Teleflex, Mr. Gaboriault managed his own technology consulting practice and is also a founding principal in a Philadelphia based internet service provider and data security firm which he has since sold. Mr. Gaboriault has spoken at technology related conferences and is regarded for his expertise in the Internet arena.

     JOE J. LYNN retired from his position as Chief Development Officer of Microlog, in which he served from January 1, 1997 through January 15, 1998. Previously, Mr. Lynn was Chief Executive Officer of Microlog from May 1, 1991 through January 1, 1997, and President of Microlog from October 1989 to June 1992, and prior thereto he served as Executive Vice President of Microlog and as President of Microlog's subsidiary, Microlog Corporation of Maryland. From 1966 until 1970, Mr. Lynn was employed as a manager with DBA Systems, Inc. From 1961 to 1966, he served as a manager at the Kennedy Space Flight Center for RCA, which is presently a subsidiary of General Electric Company.

     JOHN J.  SICKLER  served in  various  management  positions  with  Teleflex
Incorporated over the last 25 years, including Chief Financial Officer of the company and President of the Aerospace group. In 1990, he assumed his present position relating to business development. His current focus includes acquisitions and mergers, alliances and ventures, and expanding the company's technology base. Mr. Sickler graduated from Wilkes University in Pennsylvania. He is a CPA, having joined Teleflex from an early career at Price Waterhouse. He is a director of New Century Bank. He also serves as Chairman of the Board of Trustees for Phoenixville Area YMCA, is an advisory member for the Board of Trustees of Phoenixville Hospital of the University of Pennsylvania Health System, and a Director of Phoenixville Community Health Foundation.

     Of the incumbent directors  immediately before the annual meeting,  Randall
P. Gaboriault and John J. Sickler were appointed to the board of directors in accordance with the investment agreement, dated as of July 1, 1999, between Microlog and TFX Equities, Inc. Mr. Sickler was appointed to the board of directors upon the purchase by TFX Equities of 854,563 shares of common stock for an aggregate of $1.3 million, effective July 1, 1999, and Mr. Gaboriault was appointed to the board of directors upon the purchase by TFX Equities of an additional 1,812,104 shares of common stock for an aggregate of $2.7 million, effective October 4, 1999.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal 1999, there were seventeen meetings, including regularly scheduled and special meetings, of the board of directors. Each of the directors attended at least 75% of the total number of meetings held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.

     The board of directors currently has standing audit and compensation committees, but does not have a nominating committee. The audit and compensation committees each consist of Messrs. Gische, Gray, and Levi. Mr. Levi served on these committees from December 1997 until November 1998, when he became a consultant to Microlog. Mr. Levi was re-elected to these committees June 21, 1999, upon the completion of his role as interim President and CEO.

     The audit committee is primarily responsible for approving the services performed by Microlog's independent accountants. The audit committee met once during fiscal year 1999.

     The function of the compensation committee is to make recommendations to the board of directors with respect to the compensation of certain officers and employees, including the executive officers, and the granting of stock options to officers and employees. The compensation committee met six times during fiscal year 1999.

DIRECTOR COMPENSATION

     Employee Directors. Employee directors do not receive any compensation, including fees or stock options, for attending meetings of the board of directors.

     Non-employee Directors. Each non-employee director, other than the two directors from TFX Equities, are entitled to receive an annual grant of a non-incentive stock option to purchase 4,000 shares of common stock, pursuant to the Microlog Corporation 1989 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan") and monetary compensation of $10,000 per year for serving as a director. Effective January 1, 1999, however, the board of directors unanimously agreed to suspend monetary compensation to the board during the 1999 calendar year, determining to compensate directors in some other manner. During fiscal 1999, the board and the shareholders adopted an amendment to the Director Plan which provides that so long as the board of directors' suspension of monetary compensation to non-employee directors continues, each non-employee director is entitled to receive an additional annual option to purchase up to 6,000 shares of common stock, provided however, that such non-employee director is not entitled to receive such options for periods during which such non-employee director served as an employee of, or otherwise received compensation for consulting services rendered to, Microlog.

     The option exercise price under the Director Plan is equal to 100% of the fair market value of the common stock on the date the option is granted. Options granted under the Director Plan expire if not exercised within 10 years from the date of grant.

     During fiscal 1999, David M. Gische, Robert E. Gray, Jr., and David M. Levi received the annual grant of options to purchase 4,000 shares of common stock. Also, in June 1999, Messrs. Gische and Gray received options to purchase 6,000 shares of common stock in June 1999 in lieu of receiving the monetary portion of their compensation for serving as directors during the 1999 calendar year. Messrs. Gische, Gray and Levi each also received $2,500 during fiscal 1999 as compensation for serving as directors prior to the January 1, 1999 cash fee suspension.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

     Deborah Grove, age 47, was elected the Vice President Business Development of Professional Services in October 1999, when Old Dominion Systems Incorporated of Maryland merged and became a division of Microlog

Corporation of Maryland. Ms. Grove was previously President of Old Dominion Systems Incorporated of Maryland, a wholly-owned subsidiary of Microlog, from May 1991 until October 1999. From 1983 until May 1991, Ms. Grove was Vice President of Old Dominion Systems Incorporated of Maryland and from 1985 until May 1991, Vice President of Old Dominion Services, Inc. Ms. Grove holds a Master of Science degree in Business and Finance and a Bachelor of Science degree in Business Administration.

EXECUTIVE COMPENSATION

     The following table shows compensation paid to the chief executive officers and each of the three other executive officers whose salary and bonus compensation exceeded $100,000 in fiscal 1999, referred to collectively as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                                          -------------------              ----------------------
                                                                                         SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING     ALL OTHER
                                         FISCAL    SALARY     BONUS ($)  COMPENSATION     OPTIONS      COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR       ($)                    ($)(1)           (#)          ($)(2)
      ---------------------------        ------    ------     ---------  ------------     ----------   ------------
Steven R. Delmar (3)                      1999     160,881          -                       8,000(8)        7,992
Managing Director, Sales & Marketing      1998     165,006          -                              -       11,443
                                          1997     143,333          -                              -       10,618

John C. Mears (4)                         1999     160,875                                  8,000(8)        7,734
Managing Director, Chief Operating        1998     135,013          -                              -       10,281

Deborah M. Grove                          1999     146,250          -                       8,000(8)       11,166
V.P. Business Development                 1998     135,013          -        23,674                -       10,525
   Professional Services                  1997     123,334     10,000        18,332                -        9,732

Stephen D. Smith(5)                       1999      72,820     77,520                        275,000            -

David B. Levi(6)                          1999      45,500                                    45,000

Richard A. Thompson(7)                    1999      89,580          -        35,181                -      135,059
                                          1998     215,000          -        22,952                -       11,491
                                          1997     181,664          -        23,952                -       12,035

(1) The amounts shown in the "Other Annual Compensation" column for fiscal 1998 and fiscal 1997 for Ms. Grove include $7,500, and $6,396 which relates to supplemental health insurance payments, respectively, $10,674, and $8,686 which relates to personal leave / vacation payout, respectively, and $5,500 and $3,250 which relates to auto expenses/allowances, respectively. The amounts shown in the "Other Annual Compensation" column for fiscal years 1999, 1998 and 1997 for Mr. Thompson include $3,178, $8,271, and $5,980 which relates to supplemental health insurance payments, respectively, $27,204, $4,962, and $3,707 which relates to personal leave / vacation payout, respectively, and $4,800, $9,720, and $14,264 relating to auto expenses/allowance, respectively. Except as set forth above, in accordance with SEC rules, information about other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officers.

(2) The amounts shown in the "All Other Compensation" column consist of the following: (a) for Mr. Delmar, $2,000, $1,843 and $1,831 in matching contributions by Microlog to the Microlog Corporation 401(k) Retirement Savings Plan, referred to as the 401(k) Plan, in fiscal 1999, 1998 and 1997, respectively, and $5,992, $9,600 and $8,787 in matching contributions by Microlog to its pension plan in fiscal 1999, 1998 and 1997, respectively; (b) for Mr. Mears, $2,000, $2,084 and $2,320 in matching contributions by Microlog to the 401(k) plan in fiscal 1999, 1998 and 1997, respectively, and $5,734, $8,197 and $818 in matching contributions by Microlog to its pension plan in fiscal 1999, 1998 and 1997, respectively;
     (c) for Ms. Grove, $2,000, $1,801 and $1,798 in matching contributions by Microlog to the 401(k) plan in fiscal 1999, 1998 and 1997, respectively, and $9,166, $8,724 and $7,934 in matching contributions by Microlog to its pension plan in fiscal 1999, 1998 and 1997, respectively; and (d) for Mr. Thompson, $1,677, $1,891 and $2,435 in matching contributions by Microlog to the 401(k) plan in fiscal 1999, 1998 and 1997, respectively, and $7,970, $9,600 and $9,600 in matching contributions by Microlog to its pension plan in fiscal 1999, 1998 and 1997, respectively.

(3) Formerly Executive Vice President and Chief Financial Officer, Mr. Delmar was elected Managing Director, Sales and Marketing, upon Mr. Smith's resignation.

(4) Formerly Executive Vice President and Chief Technology Officer, Mr. Mears was elected Managing Director, Chief Operating Officer, upon Mr. Smith's resignation.

(5) Effective February 16, 2000, Mr. Smith resigned his positions as President and Chief Executive Officer. The options to purchase 275,000 shares of common stock he was granted during fiscal 1999 were forfeited upon his resignation.

(6) Mr. Levi served as a consultant to Microlog's Office of the President from November 1998 through March 29, 1999 and as President and Chief Executive Officer on an interim basis from March 29, 1999 through June 21, 1999. Of the amount shown under the salary column for Mr. Levi, $24,000.00 represents amounts paid to compensate him for his consulting services and $19,000.00 represents Mr. Levi's salary as President and Chief Executive Officer. Mr. Levi received $2,500.00 for director's fees in fiscal 1999. The options to purchase 45,000 shares of common stock shown in the table were granted to Mr. Levi in consideration of his consulting services.

(7)  Mr. Thompson  served as President and Chief Executive  Officer from June 1,
     1992 through March 29, 1999. Upon his resignation from Microlog, Mr. Thompson's existing base salary was required to be paid in monthly installments for the remainder of his employment term, which expired December 31, 1999.

(8) Mr. Delmar, Ms. Grove, and Mr. Mears each agreed to a 5% reduction in their salaries effective May 1, 1999, in exchange for a grant of options to purchase 8,000 shares of common stock. Options to purchase 4,000 of these shares vested on May 12, 1999, the date of grant. The options to purchase the remaining 4,000 shares vest after the expiration of two years from the date of grant.

STOCK OPTIONS GRANTS IN FISCAL 1999

     The following table contains information concerning all stock options granted during fiscal 1999 to the named executive officers.

                        OPTION GRANTS IN FISCAL YEAR 1999

                                                                                                  POTENTIAL
                                                                                             REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL
                                                    INDIVIDUAL GRANTS                        RATES OF STOCK PRICE
                                                                                               APPRECIATION FOR
                                                  % OF TOTAL                                    OPTION TERM (1)
                                NUMBER OF       OPTIONS GRANTED                           ------------------------
                            SHARES UNDERLYING    TO EMPLOYEES      EXERCISE    EXPIRATION
         NAME                OPTIONS GRANTED    IN FISCAL YEAR   PRICE ($/SH)     DATE        5% ($)      10% ($)
         ----                ---------------    --------------   ------------     ----    -----------     -------
Steven R. Delmar                 8,000(2)              1.1%          $2.3125     5/12/09      $1,047     $12,624
Deborah M. Grove                 8,000(2)              1.1%          $2.3125     5/12/09      $1,047     $12,624
John C. Mears                    8,000(2)              1.1%          $2.3125     5/12/09      $1,047     $12,624
Stephen D. Smith               275,000(3)             38.1%          $1.6875     6/21/09    $207,859    $605,839
David B. Levi                   45,000(4)              6.2%          $0.875      4/08/09     $70,546    $135,700

----------
(1) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the option, assuming that the shares appreciate in value from the option grant date compounded annually until the end of the option term at the rate specified, 5% or 10%, and that the option is exercised and sold on the last day of the option term for the appreciated share price. Potential realizable value is net of the option exercise price. The assumed rate of appreciation are specified in the rules and regulations of the SEC and do not represent Microlog's estimate or projection of future prices of the shares. There is no assurance provided to any named executive officer or any other holder of common stock that the actual stock price appreciation over the term of the applicable options will be at the assumed 5% and 10% levels or at any other defined level.

(2) Mr. Delmar, Ms. Grove, and Mr. Mears each agreed to a 5% reduction in their salaries effective May 1, 1999, in exchange for a grant of options to purchase 8,000 shares of common stock. Options to purchase 4,000 of these shares vested on May 12, 1999, the date of grant. The options to purchase the remaining 4,000 shares vest over two years, with 50% vesting upon each of the first and second anniversaries of the date of grant.

(3) The options to purchase these shares, of which 59,250 would have vested on each of the first four anniversaries of the grant date and the remaining 38,000 options would have vested on June 21, 2004, were forfeited upon Mr. Smith's resignation as President and Chief Executive Officer effective February 16, 2000.

(4) Mr. Levi served as interim Chief Executive Office from March 29, 1999 through June 21, 1999. Mr. Levi was granted an option to purchase 45,000 shares of common stock in connection with his service as a member of the office of the president.

STOCK OPTION EXERCISES IN FISCAL 1999

     The following table provides information concerning all stock options exercised during fiscal 1999 and unexercised stock options held at the end of that fiscal year by the named executive officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR, AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                           UNDERLYING        IN-THE MONEY OPTIONS AT
                                                                      UNEXERCISED OPTIONS          10/31/99 ($)
                                                                         AT 10/31/99 (#)
                               SHARES ACQUIRED          VALUE             EXERCISABLE/             EXERCISABLE/
            NAME               ON EXERCISE (#)       REALIZED ($)         UNEXERCISABLE         UNEXERCISABLE (1)
            ----               ---------------       ------------         -------------         -----------------
Steven R. Delmar                      0                   0                 66,000/7,000             $0 / $0

Deborah M. Grove                      0                   0                32,000/21,000        $6,125 / $4,500

John C. Mears                         0                   0                25,000/58,000           $0 / $16,875

Stephen D. Smith (2)                  0                   0                    0/275,000             $0 / $0

David B. Levi(3)                      0                   0                     45,000/0         $28,125 / $0

Richard A. Thompson (4)               0                   0               190,000/40,000             $0 / $0

----------
(1) Calculations based on the $1.50 closing price of the common stock on October 31, 1999.

(2) Mr. Smith, who was appointed President and Chief Executive Officer on June 21, 1999, resigned those offices effective February 16, 2000, at which time all of his stock options were forfeited.

(3) Mr. Levi served as President and Chief Executive Officer on an interim basis from March 29, 1999 through June 21, 1999.

(4) Mr. Thompson resigned as President and Chief Executive Officer effective March 29, 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     Microlog entered into a letter  agreement,  dated May 6, 1999, with Stephen
D. Smith, pursuant to which Mr. Smith was employed on an at-will basis as Microlog's president and chief executive officer. The letter provided that, in addition to his annual base salary, Mr. Smith would be entitled to receive annual cash incentives up to 40% of his annual base salary, incentive stock options to purchase 275,000 shares of common stock (upon approval by the compensation committee), relocation expenses not to exceed $50,000, and certain other executive perquisites. The letter also provided that, if Mr. Smith was terminated by Microlog other than for "cause," Microlog would provide Mr. Smith with a nine-month severance package which would include base salary payments, standard employee benefits and the vesting of all incentive stock options.

     Until Mr. Thompson's resignation as president and chief executive officer in March 1999, Microlog was a party to an employment agreement with Mr. Thompson. The agreement provided for employment of Mr. Thompson through December 31, 1999. Mr. Thompson's annual salary under his employment agreement was subject to increase and discretionary bonuses each year as determined by the board of directors. The employment contract entitled Mr. Thompson to certain fringe benefits, including insurance coverage and various executive perquisites. Upon termination of employment without cause, the existing base salary, plus all benefits, were required to be paid in monthly installments for the remainder of the term of the agreement or, in certain cases, for twelve months. The employment agreement also entitled Mr. Thompson to continue to serve as a director of Microlog for so long as he continued to be an officer of Microlog.

     Following his resignation, Microlog entered into a separation agreement and general release with Mr. Thompson. This agreement entitles Mr. Thompson to the severance specified in his employment agreement, continuation of his vested stock options for their full term and the continued use of some of Microlog's business materials and equipment. In the agreement, Mr. Thompson provided Microlog with a release and agreed to provide consulting services to Microlog, to the extent requested by Microlog, for the remainder of the term for which he receives severance compensation.

TRANSACTIONS WITH RELATED PARTIES

     From November 1998 through March 1999, Mr. Levi was a non-employee member of Microlog's office of the president. Microlog compensated Mr. Levi in the amount of $1,000 per week for assisting the office of the president, commencing on November 5, 1998. This arrangement continued until Mr. Levi's appointment as the interim president and chief executive officer in March 1999, at which time Microlog began paying Mr. Levi $2,000 per week. Microlog also granted to Mr. Levi in April 1999 an option to purchase 45,000 shares of common stock in connection with his service as a member of the office of the president.

     Microlog entered into a consulting agreement, dated as of January 1, 1998, with Mr. Lynn, pursuant to which Mr. Lynn served as a consultant to Microlog through December 31, 1999. The consulting agreement provided for Mr. Lynn to perform consulting services reasonably requested by Microlog. Mr. Lynn received annual compensation of approximately $118,000 per year and certain benefits, generally those available to Microlog's executive officers, but not including participation in the incentive stock option plan or executive bonus plan. Effective May 1, 1999, Mr. Lynn agreed to a 5% reduction to his annual compensation as part of Microlog's efforts to implement various cost-cutting measures.

     Microlog entered into a noncontributory deferred compensation agreement, dated June 4, 1988, with Mr. Lynn, under which Microlog is obligated to make payments to Mr. Lynn, or his beneficiaries, over the ten-year period subsequent to his retirement on or after the age 65, which period began on June 4, 1988. The aggregate amount owed to Mr. Lynn under this agreement is payable either in equal monthly installments over the ten-year period or in an appropriately discounted single sum payment (at the election of Mr. Lynn). Mr. Lynn has elected to be paid in equal monthly installments. As of October 31, 1999, Microlog has paid Mr. Lynn an aggregate of $47,854 pursuant to this agreement. Pursuant to this agreement, an aggregate of $27,345 was paid to Mr. Lynn during fiscal 1999 and Microlog is obligated to pay Mr. Lynn an aggregate of $198,251 from November 1, 1999 through the remainder of the agreement's term.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of Microlog Corporation's (the "Company") executives generally are made by the compensation committee of the board. Each member of the compensation committee is a non-employee director.** All decisions by the compensation committee relating to the compensation of the Company's executive officers are reviewed by the full board. Set forth below is a report submitted by the compensation committee addressing the Company's compensation policies for fiscal 1999 as they affected the Company's executive officers, including the president and chief executive officer and the named executive officers.

COMPENSATION   POLICIES  FOR  EXECUTIVE   OFFICERS.   The  Company's   executive
compensation policies are designed to provide competitive levels of compensation, assist the Company in attracting and retaining qualified executives, reward superior corporate performance, and recognize individual initiative and achievement. Measurement of corporate performance is primarily based upon Company goals and industry performance levels. The Company considers compensation paid to its executive officers to be deductible for purposes of
Section  162(m) of the Internal  Revenue  Code.  Target  levels of the executive officers'  overall  compensation  are  intended  to  be  consistent  with  other executives in the Company's industry, including members of its peer group, taking into account the size and financial results of these respective companies. In the past few years, this policy has resulted in certain executive officers' overall compensation falling between the lower end and the middle of executive compensation in the Company's industry and peer group (based upon compensation surveys available to the compensation committee). The compensation committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION. Compensation paid to the Company's executive officers in fiscal 1999, which related to the performance of the Company, consisted of the following components: base salary, cash bonuses, grants of stock options under stock option plans, and executive perquisites.

     Base Salary. The compensation committee reviews executive base salaries on a regular basis. In view of the Company's financial performance during fiscal 1998, base salaries for Messrs. Thompson and Delmar remained the same for fiscal 1999. Effective November 1, 1998, in view of the financial performance of Old Dominion Systems of Maryland during fiscal 1998, Ms. Grove's base salary was increased to $150,000. Also effective November 1, 1998, Mr. Mears' base salary was increased to $165,000 because of his role in the development of the Company's uniQue(R) contact center products. Effective May 1, 1999, due to the financial condition of the Company, Mr. Delmar, Mr. Mears, and Ms. Grove agreed to a 5% reduction to their respective annual base salaries. As consideration for this reduction, the Company granted to each of Mr. Delmar, Mr. Mears, and Ms. Grove options to purchase 8,000 shares of common stock under the Company's 1995 Stock Option Plan (the "Employee Plan") at the exercise price of $2.3125. The right to purchase 4,000 of such shares vested immediately and the right to purchase the remaining 4,000 shares, subject to each such option, will vest in May 2001.

     Cash Bonuses. The compensation committee also determines, generally on an annual basis, whether to award bonuses to executive officers based upon their individual performance or on the performance of the Company as a whole. In prior years, the board, at the recommendation of the compensation committee, has adopted specific incentive compensation arrangements for executive officers which consist of cash bonuses payable if the Company achieved certain pre-tax (and pre-bonus) profit and sales goals. The Company utilizes an executive bonus plan under which a pool of funds, determined by formula, is set aside for selected executives. The amount of funds set aside for the bonus pool is based on the Company's sales and pre-tax income.

     Stock Options. The Company provides a long-term incentive through the 1995 Employee Stock Option Plan (the "Employee Plan"). The Employee Plan is intended to foster management team cohesion and align management and shareholder interests. Key employees, including executive officers, are eligible for grants under the Employee Plan. The Employee Plan is administered by the compensation committee, which consists exclusively of non-employee directors. Awards are intended to provide incentives for executive officers to enhance long-term corporate performance, as reflected in stock price, thereby increasing shareholder value, and to provide non-cash compensation to such officers as part of their overall compensation package. The Company believes that the Employee Plan encourages superior performance that can result in significantly enhanced shareholder value. The option price of shares granted under the Employee Plan may be less than the fair market value of the shares underlying the option on the date of grant, but such options generally have been granted at fair market value. Options granted under the Employee Plan generally terminate automatically upon termination of employment or service with the Company, except in cases of disability or death.

     Executive  Perquisites.  The Company provides  certain  perquisites for its
executive  officers,   which  the  compensation  committee  has  determined  are
customary for similar companies.

     Other Compensation. In addition to the compensation paid to executive officers as described above, executive officers and other key employees receive benefits under the Company's Medical Reimbursement Plan (along with the Executive Medical Reimbursement Plan health benefits of up to $7,500 per executive), and executive officers receive, along with and on the same terms as other employees, contributions by the Company pursuant to the Company's Pension Plan and matching contributions under the Company's Pre-Tax Savings Plan (401k). On June 1, 1999, the Company ceased contributions to the Pension Plan for employees of its voice processing operations. At that time, all of these employees became 100% vested in the plan.

     CEO Compensation. The committee believes a significant performance-based component of total compensation serves the interests of shareholders by directly linking management compensation with corporate performance. The committee applied this policy in determining Mr. Smith's salary and incentive compensation from June 21, 1999, the date Mr. Smith was elected chief executive officer, through the remainder of fiscal 1999. In setting Mr. Thompson's salary and incentive compensation as chief executive officer for fiscal 1999, the compensation committee also reviewed the Company's fiscal 1998 financial performance and determined to maintain Mr. Thompson's salary for fiscal 1999.* Based upon the interim nature of Mr. Levi's tenure as chief executive officer, the committee elected to pay Mr. Levi a weekly salary and no incentive-based compensation for his service as interim chief executive officer.**

                          Compensation Committee Report
             Submitted by the Members of the Compensation Committee:

             David M. Gische, Robert E. Gray, Jr., David B. Levi **
----------
* Mr. Thompson resigned as president and chief executive officer of Microlog effective March 29, 1999.

** Mr. Levi ceased to serve on the compensation committee effective November 1998, when he became a consultant to Microlog, but he concurs with the report of the compensation committee set forth above. Mr. Levi was interim president and chief executive officer between March 29, 1999 and June 21, 1999. Mr. Levi was re-elected to the compensation committee upon the completion of his role as interim president and chief executive officer, effective June 21, 1999

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Prior to becoming a consultant to Microlog in November 1998 and interim president and chief executive officer in March 1999, Mr. Levi ceased to serve on the compensation committee of the board of directors. Microlog compensated Mr. Levi in the amount of $1,000 per week for assisting the office of the president, commencing on November 5, 1998. This arrangement continued until Mr. Levi's appointment as the interim president and chief executive officer, in March 1999, at which time Microlog began paying Mr. Levi $2,000 per week. Microlog also granted to Mr. Levi in April 1999 an option to purchase 45,000 shares of common stock in connection with his service as a member of the office of the president, at the exercise price of $0.875 that vested immediately. Effective June 21, 1999, Mr. Levi was re-elected to the Compensation Committee upon the completion of his role as interim president and chief executive officer.

COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the NASDAQ Stock Market, and a peer group index over the last five fiscal years. The peer group consists of Active Voice Corporation, Centigram Communications Inc., Davox Corporation, Genesys Telecomm Lab, Inc., Intervoice-Brite Inc., Syntellect, Inc., and TALX Corporation.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           Among Microlog Corporation,
                    NASDAQ Market Index, and Peer Group Index


                               FISCAL YEAR ENDING

COMPANY/INDEX/MARKET                 10/31/1994   10/31/1995   10/31/1996   10/31/1997   10/31/1998   10/31/1999

Microlog Cp                          100.00       715.73       926.24       1220.95      178.93       252.61

Customer Selected Stock List         100.00       114.84       109.39       120.33       105.40       153.88

NASDAQ Market Index                  100.00       118.62       139.30       182.56       206.42       340.72


                      Assumes $100 Invested on Nov. 1, 1994
                          Assumes Dividends Reinvested
                       Fiscal Year Ending October 31, 1999



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of Microlog, and each person who beneficially owns more than 10% of Microlog's common stock, is required by
Section 16(a) of the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission ("SEC") of beneficial ownership of Microlog's equity securities and certain changes to such ownership. Steve Delmar, John Mears, Deborah Grove, David Levi, David Gische, John Gray, Jr. each filed one late report with the SEC relating to a single grant of stock options to such individual. John Sickler and Randy Gaboriault each filed one late report relating to such individual's initial beneficial ownership of Microlog's common stock. TFX Equities, Inc. filed one late report relating to its initial beneficial ownership of Microlog's common stock and one late report relating to a transaction involving a change in such beneficial ownership. Based solely upon a review of Section 16(a) reports furnished to Microlog for fiscal 1999 or written representations that no other reports were required, Microlog believes that the foregoing reporting persons otherwise complied with all filing requirements for fiscal 1999.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

     Proposals of shareholders intended to be presented at Microlog's 2001 annual meeting of shareholders must be received at Microlog's principal executive offices not later than October 20, 2000. Nothing in this paragraph shall be deemed to require Microlog to include in the proxy statement and proxy relating to the 2001 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for such inclusion in effect at that time.

     The board of directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than those specifically referred to herein. If, however, any other matters should properly come before the annual meeting, it is the intention of the person named in the enclosed proxy to vote the shares represented thereby in accordance with the determination of a majority of the board of directors.

     The board of directors urges each shareholder, whether or not he or she intends to be present at the annual meeting, to complete, sign, and return the enclosed proxy as promptly as possible.

                                              By Order of the Board of Directors

                                              /s/ John C. Mears
                                              ----------------------------------
                                              John C. Mears
                                              Chief Operating Officer




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